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                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 17, 2001, relating to the financial statements and financial highlights which appear in the October 31, 2001 Annual Report to Shareholders of Credit Suisse International Fund, Credit Suisse High Income Fund, Credit Suisse U.S. Government Money Fund and Credit Suisse Municipal Money Fund (constituting the Credit Suisse Opportunity Funds) which is also incorporated by reference into the Registration Statement. We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Accountants and Counsel" in the Statement of Additional Information.


PricewaterhouseCoopers LLP

Two Commerce Square
Philadelphia, Pennsylvania
February 11, 2002